Execution Version

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

November 21, 2019

between

MVB BANK, INC.

and

SUMMIT COMMUNITY BANK, INC.

TABLE OF CONTENTS

Page

ARTICLE 1

CERTAIN DEFINITIONS

ARTICLE 2

THE P&A TRANSACTION

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

ARTICLE 4

TRANSITIONAL MATTERS

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

ARTICLE 7

COVENANTS OF THE PARTIES

LIST OF EXHIBITS

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of November 21, 2019 (this "Agreement"), is by and between MVB Bank, Inc., a West Virginia banking corporation ("Seller"), and Summit Community Bank, Inc., a West Virginia banking corporation ("Purchaser").

RECITALS

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in Berkeley County and Jefferson County, West Virginia, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

"Accrued Interest" means, as of any date, (a) with respect to a Deposit, interest that is accrued on such Deposit to and including such date and not yet posted to the relevant deposit account, and (b) with respect to a Loan or Negative Deposit, interest that is accrued on such Loan or Negative Deposit to and including such date and not yet paid.

"ACH" has the meaning set forth in Section 4.3(a).

"ACH Entries" has the meaning set forth in Section 4.3(a).

"ACH Entries Cut-Off Date" has the meaning set forth in Section 4.3(a).

"Adjusted Payment Amount" means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

"Agreement" has the meaning set forth in the Preamble.

"Appraised Value" means the appraised value of the Real Property as determined in accordance with Section 2.6.

"Appraiser" means Newmark Knight Frank Valuation & Advisory.

"Assets" has the meaning set forth in Section 2.1(a).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.5(c).

"Assumed Contracts" means each of the contracts set forth on Exhibit 1.1(a) and any contracts entered into by Seller to the extent exclusively related to the operations of the Branches and set forth on Exhibit 1.1(a). Exhibit 1.1(a) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).

"Assumed Liabilities" has the meaning set forth in Section 2.2(a).

"Benefit Plan" means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, leave of absence, layoff, salary continuation, sick leave, excess benefit, flexible spending account, stock purchase, stock option, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, split dollar or other insurance benefit, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Branch Employees or their dependents participate, or pursuant to which Seller is obligated to pay compensation to any independent contractor providing retail banking functions or services at any of the Branches.

"Branch Employees" means the employees of Seller or its Affiliates employed at the Branches (including any employees who are Leave Recipients) in retail banking functions and set forth on the list provided by Seller in accordance with Section 5.15(a).

"Branches" means the locations identified on Exhibit 1.1(b)(i) used by Seller to conduct its business and "Branch" refers to each such Branch or either of the Branches.

"Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in West Virginia are authorized or required by law to close.

"Cap" has the meaning set forth in Section 11.1(e).

"Cash on Hand" means, as of the Closing, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.

"Closing" means the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at the Effective Time.

"Closing Date" has the meaning set forth in Section 3.1(b).

"Code" means the Internal Revenue Code of 1986, as amended.

"Controlling Party" has the meaning set forth in Section 11.1(f).

"Covered Period" has the meaning set forth in Section 4.4.

"CRA" has the meaning set forth in Section 6.4(f).

"Deductible" has the meaning set forth in Section 11.1(e).

"Deposit(s)" means deposit liabilities with respect to deposit accounts booked by Seller at a Branch or allocated by Seller to a Branch in accordance with its householding methodology set forth on Schedule 1.1(a) of the Seller Disclosure Schedule ("Seller's Householding Methodology") as of the Effective Time, in each case that constitute "deposits" for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding any (i) Excluded IRA/Keogh Account Deposits and any liabilities which are not transferable pursuant to applicable law or regulation, (ii) any accounts of directors of Seller or its Affiliates or any accounts of employees of Seller or its Affiliates who are employed at any location other than a Branch and (iii) any accounts of Seller or its Affiliates. Exhibit 1.1(c) contains a list of Deposits as of September 30, 2019 with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).

"Draft Allocation Statement" has the meaning set forth in Section 3.9(a).

"Draft Closing Statement" means a draft closing statement, prepared by Seller, which shall be initially prepared as of the close of business on the third (3rd) Business Day preceding the Closing Date, and delivered to Purchaser on the Business Day prior to the Closing Date, in each case setting forth Seller's reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.

"Effective Time" means 5:01 p.m., Eastern time, on the Closing Date.

"Encumbrances" means all mortgages, deeds of trust, claims, charges, liens, encumbrances, options (or other third party right), title defect, easements, rights of way, encroachments, limitations, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

"Environmental Law" means any federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any federal, state, or local governmental authority, relating to (a) the protection, preservation or restoration of the

environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 U.S.C § 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C § 9601 et seq.); the Resource Conservation and Recovery Act (42 USC § 6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C § 1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C § 651 et seq.).

"Equipment Leases" means, collectively, all equipment leases set forth on Exhibit 1.1(d), to the extent exclusively related to equipment or other Personal Property located at the Branches.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

"Escheat Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

"Estimated Payment Amount" means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

"Excluded IRA/Keogh Account Deposits" has the meaning set forth in Section 2.4(c).

"Excluded Liability" has the meaning set forth in Section 2.2(b).

"Excluded Taxes" means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Funds Rate" means, on any day, the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) that is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

"Final Allocation Statement" has the meaning set forth in Section 3.9(a).

"Final Closing Statement" means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth the Purchase Price, the Adjusted Payment Amount and the prorated items set forth in Section 3.4, all determined and calculated as of the Effective Time.

"FRS" has the meaning set forth in the Recitals.

"GAAP" has the meaning set forth in Section 1.2.

"Hazardous Substance" means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

"IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.

"IRS" means the Internal Revenue Service.

"Items" means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

"Keogh Account" means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401(c) of the Code.

"Leave Recipients" has the meaning set forth in Section 8.7(a)(ii).

"Loan Documents" means the Loan files and all documents with respect to a Loan that are in Seller's possession or control, including loan applications, notes, security agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance and life insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

"Loans" means the loans as of September 30, 2019 that are listed on Exhibit 1.1(f), including all overdrafts with respect thereto and any loans originated between September 30, 2019 and the Effective Time that are related to customers with Deposit accounts

or that are allocated by Seller to a Branch in accordance with Seller's Householding Methodology; *provided*, *however*, that "Loans" does not include the interest of any participants in such Loans or Loans that have been the subject of securitizations or any Loan that has been more than fifty-nine (59) days past due at any point since its inception. Exhibit 1.1(f) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date). For the avoidance of doubt, such updating shall be conducted in accordance with Seller's Householding Methodology.

"Loss" means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) actually received or realized by the indemnified party or its Affiliates (net of any out of pocket costs or expenses incurred in receiving or realizing such economic benefit) in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

"Mark" has the meaning set forth in the definition of Personal Property.

"Material Adverse Effect" means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) the execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the Branches, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities, or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement), or (ii) the ability of Seller to perform any of its financial or other obligations under this Agreement or to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement or to timely consummate the P&A Transaction as contemplated by this Agreement.

"Negative Deposits" means Deposit account overdrafts.

"Non-Controlling Party" has the meaning set forth in Section 11.1(f).

"Net Book Value" means the carrying value of each of the Assets as reflected on the books of Seller as of the Effective Time, in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

"Obligor" has the meaning set forth in Section 5.7(a)(i).

"Order" has the meaning set forth in Section 9.1(b).

"P&A Transaction" means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

"Permitted Encumbrances" means (a) matters disclosed on Schedule 1.1(b) of the Seller Disclosure Schedule, (b) Encumbrances that the Title Insurer agrees to omit, to provide affirmative insurance for, or to otherwise insure over at no additional cost to Purchaser, (c) statutory liens securing Taxes or other payments not yet due, and (d) easements, encroachments, rights of way and other Encumbrances applicable zoning laws, and building restrictions, none of which materially and adversely affect the current use of the Real Property as a commercial bank branch office in the manner used by Seller.

"Person" means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

"Personal Property" means the personal property goods of Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software, but including equipment, security systems equipment (but not including any connections or software relating thereto), safe deposit boxes (exclusive of contents), vaults, sign structures and assignable warranties and guarantees relating thereto (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates (a "Mark") and supplies (exclusive of supplies containing a Mark, routing number or other label associated with Seller), in each case solely to the extent set forth on Exhibit 1.1(h) (which contains a complete and accurate list of the Personal Property as of October 31, 2019), but excluding any such items consumed or disposed of in the ordinary course of the operation of the Branches through the Effective Time. Seller and Purchaser shall cooperate in good faith to agree to an updated Exhibit 1.1(h) that includes a complete and accurate list of Personal Property (taking into account any such items consumed or disposed of and any new such items acquired or obtained, in each case in the ordinary course of business after the date hereof) as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and Seller shall deliver such updated Exhibit to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and Seller shall deliver such updated Exhibit to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).

"Pre-Closing Tax Period" means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

"Property Taxes" means real, personal, and intangible *ad valorem* property Taxes (including special assessments).

"Proposed Appraised Value" has the meaning set forth in Section 2.6.

"Purchase Price" has the meaning set forth in Section 2.3.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser 401(k) Plan" has the meaning set forth in Section 8.7(f).

"Purchaser Benefit Plans" has the meaning set forth in Section 8.7(d).

"Purchaser Taxes" has the meaning set forth in Section 11.1(f).

"Real Property" means the parcels of real property on which the Branches listed on Exhibit 1.1(b)(ii) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto.

"Records" means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate, copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller's possession or control and pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the business of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts and, with respect to Real Property, all surveys and plans and specifications possessed by Seller and assignable warranties, guaranties, governmental permits and certificates of occupancy) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets and the Assumed Liabilities, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by a Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including applicable unclaimed property and escheat laws.

"Regulatory Approvals" means the approval of the FDIC, WVDFI and any other Regulatory Authority required to consummate the P&A Transaction.

"Regulatory Authority" means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

"Returned Items" has the meaning set forth in Section 4.9(c).

"Safe Deposit Agreements" means the agreements that are in Seller's possession or control relating to safe deposit boxes located in the Branches.

"Seller" has the meaning set forth in the Preamble.

"Seller 401(k) Plans" has the meaning set forth in Section 8.7(f).

"Seller Disclosure Schedule" means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

"Seller Taxes" has the meaning set forth in Section 11.1(f).

"Seller's knowledge" or other similar phrases means information that is actually known, after reasonable inquiry, by the Persons set forth on Exhibit 1.1(g).

"Straddle Period" means any taxable period beginning on or prior to and ending after the Closing Date.

"Survival Period" has the meaning set forth in Section 12.1(a).

"Tax Claim" has the meaning set forth in Section 11.1(f).

"Tax Returns" means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

"Transaction Account" means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

"Transaction Information Release" has the meaning set forth in Section 12.4.

"Transfer Date" means (i) with respect to Branch Employees who are not Leave Recipients as of the Closing Date and who accept Purchaser's offer of employment, the Closing Date (with employment status with Purchaser commencing on the Closing), and (ii) with respect to Branch Employees who are Leave Recipients as of the Closing Date and who accept Purchaser's offer of employment, the date of active commencement of a Branch Employee's employment with Purchaser or one of its Affiliates, as applicable, within the time period set forth in Section 8.7(a)(ii).

"Transfer Taxes" has the meaning set forth in Section 8.3.

"Transferred Employees" has the meaning set forth in Section 8.7(a)(i).

"Unauthorized ACH Entry" has the meaning set forth in Section 4.3(b).

"Wires" has the meaning set forth in Section 4.4.

"West Virginia Courts" has the meaning set forth in Section 12.7.

"WVDFI" means the West Virginia Division of Financial Institutions.

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America ("GAAP").

ARTICLE 2

THE P&A TRANSACTION

2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following (collectively, the "Assets"):

(i) Cash on Hand;

(ii) the Real Property;

(iii) the Personal Property;

(iv) the Equipment Leases and the Assumed Contracts;

(v) the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.5;

(vi) the Negative Deposits, plus Accrued Interest with respect to such Negative Deposits;

(vii) the Safe Deposit Agreements;

(viii) any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches (other than Excluded Taxes); and

(ix) the Records.

(b) Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business relationship that Seller or its Affiliates may have with any customer of the Branches. For the avoidance of doubt, except as contemplated by Section 7.9, no right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates, is being sold, and no such right shall be an Asset.

2.2 Assumption of Liabilities.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 3.4, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid after the Effective Time (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the "Assumed Liabilities"):

(i) the Deposits, including Deposits in IRAs and Keogh Accounts, but excluding Excluded IRA/Keogh Account Deposits to the extent contemplated by Section 2.4;

(ii) the Personal Property and the Real Property;

(iii) the Safe Deposit Agreements;

(iv) the Equipment Leases and the Assumed Contracts;

(v) the Loans (it being understood and agreed that Purchaser is assuming all future funding obligations as of the Effective Time in respect of any Loan), and the servicing of the Loans after the Effective Time pursuant to Section 2.5;

(vi) liabilities in respect of any Transferred Employee arising out of or relating to his or her employment with Purchaser and certain liabilities in respect of Branch Employees as set forth in Section 8.7; and

(vii) liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (other than Excluded Taxes).

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Assumed Liabilities or as otherwise expressly set forth herein (all duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities or other obligations expressly assumed hereunder, the "Excluded Liabilities").

2.3 Purchase Price. The purchase price ("Purchase Price") for the Assets shall be to the sum of the following amounts:

(a) An amount equal to eight percent (8.00%) of the average daily closing balance (including Accrued Interest) of the Deposits (excluding any Deposits of any governmental or public entities, for which no amount will be paid) for the period commencing thirty (30) calendar days prior to and inclusive of the second Business Day prior to the Closing Date and ending on the second Business Day prior to the Closing Date;

(b) The aggregate amount of Cash on Hand as of the Closing Date;

(c) The aggregate Net Book Value of all the Assets, other than Cash on Hand, the Real Property and Accrued Interest with respect to the Loans;

(d) The Appraised Value of the Real Property; and

(e) Accrued Interest with respect to the Loans.

2.4 Assumption of IRA and Keogh Account Deposits.

(a) With respect to Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish at Closing either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller's authority and responsibility as custodian of all such IRA Deposits (except self-directed IRA Deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA Deposits affected thereby.

(b) With respect to Deposits in Keogh Accounts, Seller shall use reasonable best efforts and cooperate with Purchaser to invite depositors thereof at Closing to direct a transfer of each such depositor's Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee or custodian, as the case may be, thereof, and to adopt Purchaser's (or such Affiliate's) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser's (or such affiliate's) form of Keogh Master Plan, Seller will use commercially reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

(c) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Exhibit 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute "Excluded IRA/Keogh Account Deposits."

2.5 Sale and Transfer of Servicing. The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser. All rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans from and after the Effective Time will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans from and after the Effective Time and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans prior the Effective Time.

2.6 Determination of Appraised Value. Within thirty (30) days after the date of this Agreement, Appraiser shall deliver to Purchaser and Seller an appraisal report including its proposed determination of the Appraised Value (a "Proposed Appraised Value"). Within ten (10) Business Days after receipt of such appraisal report from Appraiser, Seller shall notify Purchaser in writing whether Seller accepts or rejects Appraiser's Proposed Appraised Value. If Seller timely notifies Purchaser that Seller accepts Appraiser's Proposed Appraised Value or fails to notify Purchaser of its acceptance or rejection of the Appraiser's Proposed Appraised Value within such ten (10) Business Day period, then such Proposed Appraised Value shall be the Appraised Value for purposes of this Agreement. If Seller rejects Appraiser's Proposed Appraised Value within such ten (10) Business Day period, Seller shall be deemed to have elected to arbitrate as of the last day of the ten (10) Business Day period, and the determination of Appraised Value shall be determined by arbitration in accordance with the following provisions of this paragraph. Purchaser and Seller shall each appoint a local appraiser who is a member of the American Institute of Real Estate Appraisers, or if one is not available, a member of the most nearly comparable organization, who has a minimum of five (5) years' experience in the West Virginia commercial real estate market, is licensed by the State of West Virginia, and is not affiliated with either party or involved in an active transaction in which either party is also involved. Each party shall notify the other as to the name and address of the appraiser selected within five (5) Business Days after the arbitration election date. Each appraiser shall, within the next twenty (20) Business Days, notify both parties of their Proposed Appraised Value. If the two appraisers agree upon a Proposed Appraised Value, such determination shall be the Appraised Value for purposes of this Agreement. If the appraisers fail to agree upon a Proposed Appraised Value within such twenty (20) Business Day period, the two appraisers shall select a third appraiser, who shall satisfy the same professional qualification requirements set forth above, and the appraisers will then notify Purchaser and Seller of such appraiser's name, address and selection within five (5) Business Days following the failure to agree upon an Appraised Value. The third appraiser will select one or the other of the two Proposed Appraised Values submitted by the other two appraisers and will notify the parties and the appraisers within ten (10) Business Days of being selected. The determination of the third appraiser shall be final and binding on Purchaser and Seller and the Proposed Appraised Value so selected shall be the Appraised Value for purposes of this Agreement. The costs of the Appraiser shall be shared equally by Purchaser and Seller. The cost of any other appraisers shall be borne by the Party whose appraisal is not accepted as the Appraised Value by the third appraiser.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1 Closing.

(a) The Closing will be held at the offices of Bowles Rice LLP, 600 Quarrier Street, Charleston, West Virginia 25301 or such other place as may be agreed to by the parties.

(b) Subject to the satisfaction or, where legally permitted, the waiver, of the conditions set forth in Article 9 (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date is agreed to in writing by the parties, the Closing shall occur on April 24, 2019 or on a date and time as soon thereafter as practicable after satisfaction or, where legally permitted, the waiver, of the conditions set forth in Article 9 (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing, but subject to the satisfaction or waiver thereof at the Closing), subject to the final sentence of this Section 3.1(b). The date on which the Closing occurs is referred to herein as the "Closing Date." Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and such conversion will be completed prior to the opening of business on the Business Day following the Closing Date.

3.2 Payment at Closing.

(a) At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.

(b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on the date of payment.

(c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3 Adjustment of Purchase Price.

(a) On or before the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.

(b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on or before 12:00 noon, Eastern time, on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted

therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The fees of any such accounting firm shall be apportioned between Seller and Purchaser in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the independent accounting firm) bears to the total dollar of the disputed items.

(c) On or before the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4 Proration; Other Closing Date Adjustments.

(a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until the Effective Time, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account thereafter. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of the Effective Time. Those items being prorated will be appropriately reflected at the Closing as an adjustment to the Purchase Price, or if not reasonably able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments shall include: (i) base rental and additional rental payments under the Equipment Leases and periodic payments under the Assumed Contracts; (ii) FDIC deposit insurance assessments; (iii) wages, salaries and employee compensation, benefits and expenses; (iv) trustee or custodian fees on Deposits in IRAs and Keogh Accounts; (v) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the Effective Time; and (vi) safe deposit rental payments. All prorations are to be calculated as of the Effective Time.

3.5 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) Deeds and other instruments of conveyance as may be necessary to sell, transfer and convey all of Seller's right, title and interest in and to the Real Property to

Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), in forms to be reasonably agreed upon by Seller and Purchaser.

(b) A bill of sale in substantially the form of Exhibit 3.5(b), pursuant to which the Assets (other than the Real Property) and the Loan Documents shall be transferred to Purchaser;

(c) An assignment and assumption agreement in substantially the form of Exhibit 3.5(c), with respect to the Assumed Liabilities (the "Assignment and Assumption Agreement");

(d) Such other documents or instruments of conveyance as are necessary or appropriate to consummate the transactions contemplated by this Agreement;

(e) The certificate required to be delivered by Seller pursuant to Section 9.1(e);

(f) Seller's resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;

(g) A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(h) The Safe Deposit Agreements, Seller's keys to the safe deposit boxes and all other records as exist and are in Seller's possession or control related to the safe deposit box business at the Branches;

(i) A triple-net lease for the real property associated with Seller's Branch located at 651 Foxcroft Avenue, Martinsburg, West Virginia containing commercially reasonable terms mutually satisfactory to Seller and Purchaser, acting reasonably, including a fair market value rent rate, a minimum base term of five (5) years and a right of first refusal in favor of Purchaser; and

(j) The Records, excluding the Loan Documents, which are subject to Section 3.7.

3.6 Purchaser Deliveries. At the Closing, Purchaser shall (subject to Section 7.4) deliver to Seller:

(a) The Assignment and Assumption Agreement;

(b) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c) Such other documents or instruments of conveyance as are necessary or appropriate to consummate the transactions contemplated by this Agreement;

(d) Such instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date; and

(e) The certificate required to be delivered by Purchaser pursuant to Section 9.2(e).

3.7 Delivery of the Loan Documents. As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents, actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) then maintained by Seller or its Affiliates. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller's interest in any collateral securing any Loan, except as specifically set forth herein. Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne equally by Seller and Purchaser.

3.8 Real Property Filings. On the Closing Date, Purchaser shall file or record any and all documents necessary in order that the legal and equitable title to Real Property shall be duly vested in Purchaser. The reasonable cost of title insurance and all escrow closing costs shall be borne equally by Purchaser and Seller.

3.9 Allocation of Purchase Price.

(a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the "Draft Allocation Statement") setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller's failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a) (the "Final Allocation Statement"), shall be final and binding upon the parties.

Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a "determination" under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE 4

TRANSITIONAL MATTERS

4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a) Not later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, equipment, files, procedures and schedules, for the transfer of account record responsibility; *provided, however*, that Seller shall not be obligated under this Agreement to provide Purchaser (i) any information regarding Seller's relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information) or (ii) any email conversion and forwarding, fax forwarding or phone forwarding services.

(b) Seller shall use commercially reasonable efforts to deliver to Purchaser the specifications and conversion sample files within thirty (30) calendar days after the date of this Agreement.

(c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide within five (5) Business Days reasonable additional file-related information, including complete name and address, account masterfile, ATM/debit card account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information, online and mobile banking information such as payees, account histories and any other related information with respect to the Deposits and the Loans.

(d) Not later than thirty (30) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customer notifications.

4.2 Customers.

(a) Not later than sixty (60) calendar days following the date hereof (except as otherwise required by applicable law):

(i) Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any agreement between Seller and any customer in connection with the transactions contemplated hereby, or, to the extent permitted by applicable law and the terms of any agreement between Seller and any customer, will further an efficient transition of the Deposit and Loan relationships to Purchaser; *provided* that Seller and Purchaser agree that any joint notices shall not include any dual-branded letters but instead shall include individual bank inserts for each of Seller and Purchaser.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may, at Seller's option, be included either directly in Purchaser's notification or in an additional insert that shall accompany the applicable Purchaser notification. Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four digits of any account number of Seller. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within forty five (45) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing, not to be unreasonably withheld in the case of communications compliant with applicable law and

agreements between Seller and such owners, borrowers, customers or lessees that are appropriate to further an efficient transition of Deposit and Loan relationships to Purchaser.

(b) Following the giving of any notice described in Section 4.2(a), Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser's pending assumption of liability for the Deposits and to comply with applicable law.

(c) Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier's checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its respective Affiliates.

(d) Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

4.3 ACH Debit or Credit Transactions.

(a) Seller will use its reasonable best efforts to provide to Purchaser on the Closing Date all of those automated clearing house ("ACH") originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller's ACH warehouse system and will use its reasonable efforts to so transfer any other such arrangements. For a period of sixty (60) calendar days following the Closing, in the case of ACH debit or credit transactions ("ACH Entries") to accounts constituting Deposits (the final Business Day of such period being the "ACH Entries Cut-Off Date"), Seller shall transfer to Purchaser all received ACH Entries at 12 noon Eastern time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Purchaser shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit account or the applicable Deposit account being closed. Compensation for ACH Entries not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked "Account Closed." Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Branches. At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

(b) Purchaser agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to the Closing (each, an "Unauthorized ACH Entry"), Purchaser, in its sole discretion, shall either (i) not accept such Unauthorized ACH

Entry and return the related ACH Entries to the originators or (ii) provide an automated solution for the delivery of the Unauthorized ACH Entry to Seller with the correct Seller bank routing and account number so that the item can be posted to the correct Seller deposit account. Purchaser agrees to indemnify Seller for any claims or Losses that Seller may incur as a result of processing an Unauthorized ACH Entry.

(c) As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. Beginning on the Closing Date, Purchaser shall provide an electronic notification of change to the ACH originators of such ACH Entries with account numbers relating to the Deposits.

(d) Purchaser shall establish ACH service prior to Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to Closing Date including appropriate client testing. Any ACH origination file received prior to Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, Closing Date. Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to sixty (60) days following the Closing Date or the effective date of the last file processed by Seller prior to the Closing Date, whichever is later. These settlement transactions will made by wire transfer of immediately available funds.

4.4 Wires. After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires ("Wires") received by Seller for credit to accounts constituting Deposits, (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit and (c) upon reasonable request by Purchaser, provide Purchaser with historical incoming Wire history information with respect to the thirteen (13) month period prior to the Closing Date (the "Covered Period") such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The Wire history information provided under the terms of the previous sentence shall include the transaction details, including the beneficiary account number, beneficiary account name, cumulative value and total number of Wires received during the Covered Period. Purchaser shall provide a unique and singular communication with specific new Wire instructions to the receivers (beneficiaries) who have received ten (10) or more Wires during the Covered Period. Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than thirty (30) calendar days prior to the Closing Date. Seller shall provide reports to Purchaser for any customers who have data resident on Seller's Wire transfer-specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the Wire operation for the initiation of a wire transfer. At least five (5) Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser's services, capabilities and use instructions or reasonable substitutions.

4.5 Access to Records.

(a) After the Closing Date, each of the parties shall, to the extent permitted by applicable law, permit the other, at such other party's sole expense, reasonable access to any applicable books and records (including the Records) in its possession or control relating to matters arising on or before the Closing Date in connection with the operation of the Branches and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such books and records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the period required by applicable law, unless the parties shall agree in writing to a longer period.

(b) Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party's business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party's request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(b) and 7.2(c).

4.6 Interest Reporting and Withholding.

(a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b) Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c) Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.7 Negotiable Instruments. Seller will remove any supply of Seller's money orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.8 ATM and Debit Cards. Seller will provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record from time to time prior to the Closing along with other conversion sample files. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. Seller will not be required to disclose to Purchaser customers' PINs or algorithms or logic used to generate PINs. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than ten (10) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and Debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all Debit card transactions initiated before or after the Closing with debit cards issued by Seller to access Transaction Accounts as long as such transactions would have been paid in accordance with Seller's standard procedures at the time of the transaction.

4.9 Data Processing Conversion for the Branches and Handling of Certain Items.

(a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed prior to the opening of business on the Business Day following the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test, without impacting the ongoing functionality of any Branch servers, computers and any other equipment necessary to operate the Branches and communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date; *provided* that if this Agreement is terminated without the Closing Date taking place, Purchaser shall, at its own cost, promptly remove all such servers, computers and

equipment and take all actions necessary to return each Branch to the functionality existing prior to such installation and testing.

(b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller's drafts against such Transaction Account and (ii) new drafts that such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller's name. The parties hereto shall use their reasonable efforts to develop procedures that cause Seller's drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser's then-current clearing procedures. During the sixty (60) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser's then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable, but in no event more than one (1) Business Day after receipt, all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) calendar-day period, Seller may cease forwarding drafts against Transaction Accounts.

(c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date ("Returned Items") will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor's bank account at Seller is charged for the Returned Item, Seller shall promptly forward such Returned Item to Purchaser. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser's failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller only to the extent the hold information was accurately reported to Purchaser. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing will be the responsibility of Seller.

(d) During the sixty (60) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For sixty (60) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e) No later than thirty (30) calendar days prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller to be used for settlement activity for deposits and loans/lines following the Closing Date. Seller will provide Purchaser with a daily statement for this account. Purchaser will be responsible for initiating all funding and draw-down activity against this account. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status.

Activity that will be settled through this account will include items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

4.10 Employee Training. In accordance with the terms of this Agreement, within thirty (30) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training and informational meetings to Seller's employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing Date, all Branch Employees shall remain under Seller's control. Any such informational meetings and training may only occur following the public announcement of this Agreement and up to and including the Closing Date. Purchaser shall in good faith maintain a complete and accurate record of any such training and informational meetings, which record shall include the date, purpose and duration of each such training or informational meeting and the name and job title of each such employee in attendance. Purchaser shall make such record available to Seller from time to time upon Seller's request. All training and informational meetings shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training and informational meetings to the extent such training or informational meeting is properly reflected in the record referred to above and such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities or informational meetings. In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller's consent (not to be unreasonably withheld) before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees.

4.11 Night Drop Equipment. Following the Closing and prior to the first Business Day following the Closing Date, Purchaser, at its sole cost and expense, shall rekey all night drop equipment located within the Branches in such a manner that, from and after the first Business Day following the Closing Date, no Person who was had the ability to access such night drop equipment prior to the Closing shall be able to continue to access such night drop equipment with the same access key that such Person was using prior to the Closing. The parties hereby acknowledge and agree that all of the night drop equipment located within the Branches shall be sealed by Seller at approximately 8:00 a.m., local time, on the Closing Date and, from and after such time, Purchaser shall not unseal such night drop equipment until it has been rekeyed in accordance with the preceding sentence.

4.12 Access to the Branches on the Closing Date. Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed its decommissioning of such Branch, which shall include the disabling of Seller's information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have one representative present at each Branch in order to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule:

5.1 Corporate Organization and Authority. As of the date hereof, Seller is a West Virginia-chartered bank, duly organized and validly existing under the laws of the State of West Virginia, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.2 No Conflicts. The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Seller do not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing in all material respects and, to Seller's knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

5.3 Governmental Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect.

5.4 Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller's knowledge, threatened against Seller with respect to the Branches, the Assets or the Assumed Liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.5 Regulatory Matters.

(a) There are no pending or, to Seller's knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, with respect to the Branches, the Assets or the Assumed Liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

(c) Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised in writing by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case affecting or relating to any of the Branches, the Assets or the Assumed Liabilities, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.6 Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities is conducted in compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except for noncompliance that would not reasonably be expected to be material to the Branches, the Assets and the Assumed Liabilities, taken as a whole.

5.7 Loans.

(a) Each Loan:

(i) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. To Seller's knowledge, no Obligor at the time of such execution lacked capacity under applicable laws to contract and no signature on any Loan Documents is not the true original or facsimile signature of the Obligor on the Loan involved;

(ii) is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(iii) (A) was originated or purchased by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller's books and records is true and correct as of the date indicated therein, (B) has an assignable Lien, to the extent secured by a valid and enforceable Lien in the collateral therefor, and has the priority reflected in Seller's records, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefor, and (D) complies in all material respects with all applicable requirements of federal, state and local laws, and regulations thereunder;

(iv) the servicing practices of Seller used with respect to the Loan have been consistent with Seller's practices in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder; and is owned by Seller free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) Except as set forth in Section 5.7(a), Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Loans or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

5.8 Records. The Records pertaining to the Assets and Assumed Liabilities are accurate, correct and complete in all material respects and accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder. The Records include in all material respects all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law in all material respects.

5.9 Title to Assets. Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Assets (subject to receipt of the consents and approvals set forth in Schedule 5.3 of the Seller Disclosure Schedule), a valid

leasehold interest in, all of the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.

5.10 Deposits. The Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller's knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority or any Encumbrance (other than a Permitted Encumbrance). Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits.

5.11 Environmental Laws; Hazardous Substances. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each parcel of Real Property:

(i) is and has been operated by Seller in compliance with all applicable Environmental Laws;

(ii) is not the subject of any written notice received by Seller (a) from any governmental authority alleging the violation of or any liability under any applicable Environmental Laws or (b) from any other Person alleging the violation of or liability under any applicable Environmental Laws;

(iii) to Seller's knowledge, is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv) has not been used by Seller or, to Seller's knowledge, any other Person for the disposal of Hazardous Substances and, to Seller's knowledge, is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law;

(v) to Seller's knowledge, with respect to any Hazardous Substances, the only use of any such Hazardous Substances has been in such amounts and types as is lawful under Environmental Law; and

(vi) to Seller's knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

5.12 Brokers' Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

5.13 Property.

(a) Seller has, and will convey to Purchaser at the Closing, good and marketable title, such as is insurable by any reputable title insurance company, to the Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. No lien, judgment or encumbrance which (A) does not specifically pertain to the Real Property and (B) is insured by the company insuring Purchaser's title to the Real Property, shall be deemed to render title to the Real Property unmarketable or uninsurable.

(b) Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser's use and enjoyment of the Real Property, to Seller's knowledge, there is no action, suit, proceeding or investigation pending or, to Seller's knowledge, threatened before any governmental authority that relates to Seller or the Real Property.

(c) Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches, nor, to Seller's knowledge, has any such proceeding been threatened.

(d) Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Real Property or any portion thereof, and, to Seller's knowledge, no such default or breach now exists.

(e) Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property, and to Seller's knowledge, the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller's knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(f) Seller has valid title to its Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in working order in all material respects (subject to ordinary wear and tear).

5.14 Absence of Certain Changes or Events. Since December 31, 2018, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.15 Employee Benefit Plans; Labor Matters.

(a) Seller has provided to Purchaser on the date hereof, in writing, a complete and accurate list of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee's job title, status (active

or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive plan and incentive compensation for performance year 2019, business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), regularly scheduled weekly hours (for hourly employees), annual vacation entitlement and date of hire (original and most recent as applicable). Such list shall be updated by Seller and provided to Purchaser no later than the tenth Business Day prior to Closing and on such other dates that are mutually agreed to by Purchaser and Seller. If any independent contractors are providing retail banking functions or services at any of the Branches, Seller has provided to Purchaser a complete and accurate list of such independent contractors as of the date hereof, if any, and a description of the services performed and rate of compensation.

(b) No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(c) No Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee's employment with Seller. With respect to any Branch Employee, (A) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller's knowledge is any such proceeding threatened, and (B) no strike or similar labor dispute by the Branch Employees is pending or, to Seller's knowledge, threatened.

5.16 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article 5, neither Seller nor any of its agents, Affiliates, successors or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:

6.1 Corporate Organization and Authority. Purchaser is a West Virginia-chartered bank, duly organized and validly existing under the laws of West Virginia and has the requisite power and authority to conduct the business conducted at the Branches as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against

Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3 Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4 Regulatory Matters.

(a) There are no pending or, to Purchaser's knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval, and Purchaser knows of no reason that it will not receive any necessary approval or authorization of all applicable bank Regulatory Authorities in time sufficient for the Closing Date to occur on or prior to June 30, 2020.

(c) Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(d) Purchaser is, and on a *pro forma* basis giving effect to the P&A Transaction, will be, (i) "well capitalized" and "well managed" (as those terms are defined in applicable regulations), and (ii) in compliance with all capital requirements, standards and ratios

required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any capital requirement, standard or ratio.

(e) Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals.

(f) Purchaser and each of its Affiliates that is an insured depository institution was rated "Satisfactory" or "Outstanding" for performance under the Community Reinvestment Act (the "CRA") following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(g) Purchaser and each of its subsidiaries have complied with and are not in default or violation of any applicable laws, regulations or rules relating to anti-money laundering, consumer protection and discriminatory lending or leasing practices, and Purchaser's record of compliance with such laws, regulations and rules is consistent with the granting of all Regulatory Approvals.

(h) Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5 Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser's knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6 Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7 Brokers' Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

6.8 Available Funds. As of the date hereof, Purchaser has, and on the Closing Date Purchaser will have, adequate financial resources to enable it to consummate the transactions contemplated by this Agreement and such financial ability is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.9 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article 6, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1 Activity in the Ordinary Course. From the date hereof until the Closing Date, except (i) as set forth on Schedule 7.1 of the Seller Disclosure Schedule or (ii) as may be required by a Regulatory Authority or applicable law, Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use its commercially reasonable efforts to preserve its business relationships with depositors and Obligors of the Loans, (b) will use reasonable efforts to maintain the Branches in their current condition, ordinary wear and tear excepted, (c) will operate the Branches in the ordinary course of business consistent with past practice, and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) Increase or agree to increase the salary or wage rate and incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice;

(ii) Establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in any material increase in liability for Purchaser;

(iii) (A) Transfer any Branch Employee to another branch, facility or office of Seller or any of their respective Affiliates that is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch other than on an “as needed” basis to fill a vacancy in the ordinary course of business consistent with past practice;

(iv) Hire any employee for any of the Branches other than to fill a vacancy in the ordinary course and consistent with past practices;

(v) Terminate any Branch Employee, except in the ordinary course of business consistent with past practice;

(vi) Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including general deposit pricing policies in effect for such Branch as of the date hereof);

(vii) Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller's past practice;

(viii) Transfer to or from any Branch to or from any of Seller's other operations or branches any material Assets or any Deposits, except (A) pursuant to an unsolicited customer request, (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

(ix) Amend, modify or extend any Loan, except in the manner provided in Section 7.8;

(x) Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller's past practice;

(xi) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;

(xii) Make or agree to make any material improvements to the Real Property, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiii) Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;

(xiv) Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities; or

(xv) Agree with, or commit to, any person to do any of the things described in clauses (i) through (xv) except as contemplated hereby.

7.2 Access and Confidentiality.

(a) Until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and the Assumed Liabilities; *provided*, *however*, that nothing herein shall afford Purchaser the right to review any information to the extent relating to loans held by Seller not constituting Loans, including information regarding borrowers, or any information to the extent relating to Seller's other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a "transition group" who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser's investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any

commingling of Records with Seller's records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches, and Purchaser shall be responsible for any documented, out-of-pocket third party costs reasonably incurred by Seller in connection with furnishing such information; *provided, however,* that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller not constituting Loans, including information regarding borrowers or any information relating to Seller's other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller's business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and, to the extent permitted, disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From and after the date of this Agreement, Seller shall keep confidential nonpublic information in its possession (other than information that was or becomes available to Seller on a nonconfidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates and, except in the ordinary course of business consistent with past practice, the Branches, the Assets and the Assumed Liabilities; *provided, however,* that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller's rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; *provided* that in the event of any disclosure pursuant to legal process Seller exercises reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(c) From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a nonconfidential basis from a source other than Seller or any of its Affiliates) (i) relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities or (ii) which contains any financial records of Seller's customers other than holders of Deposits or Obligors of the Loans; *provided, however,* that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser's rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; *provided* that in the event of any disclosure pursuant to legal process Purchaser exercises reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable

assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.3 Regulatory Approvals.

(a) As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser shall take all necessary actions to obtain each such approval as promptly as reasonably practicable and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will advise the other if such party is contacted by any Regulatory Authority with respect to the transaction contemplated hereby, and each party will provide the other with copies of any applications or submissions and all correspondence or communications relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Regulatory Authority requires the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, then the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby.

(b) The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed. In addition, subject to applicable law, each party shall promptly furnish the other party with a copy of the nonconfidential portions of all communications to and from any Regulatory Authority (or written summaries of oral communications) with respect to the transactions contemplated by this Agreement.

7.4 Consents. Seller agrees to use reasonable best efforts to obtain from lessors under Equipment Leases and counterparties under Assumed Contracts and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; *provided* that, in the case of any Equipment Lease, if any consent set forth in this Section 7.4 is not obtained notwithstanding Seller's use of reasonable best efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the extent reasonably possible, the benefits and burdens of the properties subject to Equipment Leases in a manner that does not violate the applicable Equipment Lease (for the same cost as would have applied if the relevant consent had been obtained); *provided, further*, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and *provided, further*, that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties

whose consent is requested in connection with the utilization of its reasonable efforts to obtain any such required consents. If any such required consent cannot be obtained, notwithstanding any other provision hereof, the Assets and Assumed Liabilities associated with the subject Branch, other than, subject to approval of any required Regulatory Authority, any such Equipment Lease, Assumed Contract or other Asset or Assumed Liability as to which consent cannot be obtained, shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser. If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Equipment Lease or Assigned Contracts pursuant to the terms of this Agreement, and the parties shall restructure the applicable alternative arrangement.

7.5 Efforts to Consummate; Further Assurances.

(a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) From time to time following the Closing, at Purchaser's request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities.

(c) Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party's expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS "B" tapes that relate to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

7.6 Solicitation of Accounts; Non-Solicitation.

(a) For one year after the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit, directly or indirectly other than through general non-targeted advertising, deposit taking or loan product business from any holders of Deposits or Obligors of Loans. Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products. For the avoidance of doubt, nothing in this Section 7.6 shall restrict Seller or any of its Affiliates from responding to unsolicited inquiries with respect to banking or other financial services or providing such services in response thereto. Purchaser understands and acknowledges that Seller or its Affiliates will conduct banking operations in the same geographic area as the Branches.

(b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way that would reasonably be expected to induce such customers to close any account and open accounts directly with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships with Purchaser as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(c) For a period of twelve (12) months following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit, directly or indirectly, for employment any Transferred Employee; *provided, however*, that nothing in this Section 7.6(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any Transferred Employee who has not been employed by Purchaser or its Affiliates during the nine (9) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees.

(d) If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, insofar as possible, reflect the original intent of this Section 7.6 without violating applicable law.

7.7 Insurance. Seller will use reasonable best efforts to maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to direct that the Seller in Seller's sole discretion, and Seller shall, either (i) exclude any Real Property so affected from the Assets to be acquired, (ii) take reasonable steps to repair or replace the damaged or destroyed property, or (iii) deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8 Servicing Prior to Closing Date. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans made in the geographic area in which the Branches operate that are not Loans. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except in the ordinary course of business consistent with past practice, Seller shall not (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

7.9 Change of Name, Etc. Promptly after the Effective Time, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser's name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions. For the avoidance of doubt, no changes shall be made to the name or logo on documents, Branches or other facilities until the expiration of all applicable waiting periods associated with the Regulatory Approvals and no such items shall be used or unveiled until after Closing. Seller shall cooperate with any commercially reasonable request of Purchaser directed to prepare for or accomplish the removal of Seller's signage prior to the next Business Day after the Closing Date (or the removal of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser's signage by Purchaser; *provided, however*, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its preexisting condition, (iii) such installed signage shall comply with all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition. During the fourteen (14) calendar day period following the Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser's compliance with the terms of this Section 7.9.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1 Tax Representations. Except as set forth in Schedule 8.1 of the Seller Disclosure Schedule, Seller represents and warrants to Purchaser that all material Tax Returns with respect

to the Assets, the Assumed Liabilities or the operation of the Branches, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.

8.2 Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Effective Time.

8.3 Sales and Transfer Taxes. Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the "Transfer Taxes"), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary.

8.4 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.5 Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due by the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.

8.6 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;

(b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c) The party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

8.7 Transferred Employees.

(a) Offers of Employment.

(i) General. At least thirty (30) calendar days prior to the Closing Date (or, in the case of any individual who becomes a Branch Employee following such thirtieth (30th) calendar day prior to the Closing, as soon as practicable after Seller identifies such individual to Purchaser), and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to each Branch Employee who is actively employed by Seller as of the Closing Date and, subject to Section 8.7(a)(ii), to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser will employ each such employee who has accepted the offer (it being understood and agreed that nothing herein shall authorize Purchaser to solicit or employ any Branch Employee other than in connection with Closing). Following the Closing Date, each Branch Employee employed by Purchaser shall, from and after the applicable Transfer Date, be defined as a "Transferred Employee" for purposes of this Agreement. Subject to the provisions of this Section 8.7, Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(ii) Special Provisions for Leave Recipients. With respect to any Branch Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal and state law, leave under the Family and Medical Leave Act of 1993) (collectively, the "Leave Recipients"), Purchaser shall make an offer of employment in the manner required by Section 8.7(a)(i), contingent on such Leave Recipient's return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable law. When a Leave Recipient who has accepted the offer returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.

(b) Terms of Offer. Each Branch Employee shall be offered employment subject to the following terms and conditions:

(i) Each Branch Employee's base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Branch Employee as of immediately prior to the Closing Date;

(ii) Each Branch Employee shall have the same commission and incentive compensation opportunity generally available to other similarly situated employees of Purchaser, as in effect from time to time;

(iii) Each Branch Employee shall be eligible to receive employee benefits that are the same as those generally available to other similarly situated employees of Purchaser, as in effect from time to time;

(iv) Each Branch Employee shall be offered employment at a job location that is no more than forty (40) miles from such Branch Employee's primary workplace immediately prior to the Closing Date; and

(v) Transferred Employees shall become at-will employees of Purchaser.

(c) Severance Payments. With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than cause on or before the six-month anniversary of the applicable Transfer Date Purchaser shall pay to such Transferred Employee the amount of severance compensation and benefits to which such Transferred Employee is entitled under the severance plan or arrangement of Purchaser applicable to similarly situated employees of Purchaser at the time of such termination; *provided*, that this Section 8.7(c) shall not apply to a Transferred Employee who enters into any agreement with Purchaser that provides for a severance payment of any kind upon termination of employment, in which case such agreement shall control with respect to any severance payment obligations of Purchaser, if any); and *provided, further*, in each case that such Transferred Employee shall be credited for service with Seller and its Affiliates as described in Section 8.7(d). In addition and notwithstanding any provision herein to the contrary, while Sections 8.7(a) and (b) require that offers be made to all Branch Employees, if a Branch Employee does not receive an offer from Purchaser in compliance with Section 8.7(b) and such Branch Employee's employment with Seller and its Affiliates is terminated by Seller or its applicable Affiliate after the consummation of the transactions contemplated by this Agreement (and in no event later than two (2) months following the Closing Date (or, in the case of any Leave Recipient, two (2) months following any later potential Transfer Date contemplated by Section 8.7(a)(ii)) or such later date as may be required to comply with applicable Law (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law)), then Purchaser shall reimburse Seller, within thirty (30) days of receipt of an invoice from Seller, for the costs of any severance compensation and benefits (including the costs incurred during any notice period or pay in lieu of notice and the employer portion of any taxes) payable by Seller to such Branch Employee under the applicable Seller severance plan or arrangement, *provided, however*, that, in the case of each such terminated Branch Employee, such reimbursement amount shall be limited to the costs of any severance compensation and benefits (including the costs incurred during any notice period or pay in lieu of notice and the employer portion of any taxes) payable under the severance plan or arrangement applicable to similarly situated employees of Purchaser as of the date hereof as previously provided to Seller.

(d) Credit for Service. Purchaser shall cause each Benefit Plan, severance plan and time-off program maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the "Purchaser Benefit Plans"), to take into account for all purposes under Purchaser Benefit Plans (for vesting and eligibility, but not for the purpose of accruals under any plan) the service of such employees with Seller or its Affiliates prior to the applicable Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate, except that this Section 8.7(d) shall not apply to the Summit Financial Group, Inc. Employee Stock Ownership Plan and no prior service credit will be granted for any purpose under such plan. Such service credit shall include service credited by Seller. In addition, Purchaser shall cause

each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans, to the extent permissible under applicable law and the terms and conditions of such Plan.

(e) Welfare Plans. Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any preexisting conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the applicable Transfer Date, and (ii) use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health and welfare plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller's or any of its Affiliates' health or welfare plans in the calendar year in which the applicable Transfer Date occurs.

(f) Rollover of 401(k) Plan Accounts and Loans. Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax-qualified defined contribution plan of Seller in which Transferred Employees participate (the "Seller 401(k) Plan") and/or the tax qualified defined contribution plan of Purchaser (the "Purchaser 401(k) Plan"), to permit each Transferred Employee to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, including of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the Seller 401(k) Plan to the Purchaser 401(k) Plan.

(g) No Third-Party Rights or Amendment to Benefit Plans. Nothing in this Section 8.7 shall be construed to grant any Branch Employee or Transferred Employee, or any beneficiary or dependent of any Branch Employee or Transferred Employee, or any third party, a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. Except as expressly set forth herein, nothing in this Section 8.7 shall limit Purchaser's or Purchaser's Affiliate's ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, but not limited to, any current or former director, officer, independent contractor or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order") that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1, 5.2, 5.7, 5.12 and 5.14 shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true in all material respects on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); *provided, however*, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to "materiality" or "Material Adverse Effect") do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d) Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Seller Officers' Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by a duly authorized officer of Seller to the effect that each of the conditions specified in Sections 9.1(c) and (d) are satisfied.

(f) Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.

9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. (i) The representations and warranties of Purchaser contained Sections 6.1, 6.2, and 6.7 shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true in all material respects on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); *provided*, *however*, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to "materiality" or "Material Adverse Effect") do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d) Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Purchaser Officers' Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the effect that each of the conditions specified in Sections 9.2(c) and (d) are satisfied.

(f) Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by Seller or Purchaser if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 9.1(c) or 9.1(d) (in the case of a termination by Purchaser) or Section 9.2(c) or 9.2(d) (in the case of a termination by Seller) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured by the date that is 30 days following written notice thereof to the party committing such breach; *provided* in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained herein such that any of the conditions set forth in Section 9.1(c) or 9.1(d) (in the case of a termination by Seller) or Section 9.2(c) or 9.2(d) (in the case of a termination by Purchaser) would not be satisfied;

(c) by Seller or Purchaser, in the event the Closing has not occurred by June 30, 2020; or

(d) by Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction unless the failure to obtain a Regulatory Approval or the imposition of the order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, except as set forth in this Agreement as being applicable if the Closing does not occur or as set forth below in this Section 10.2, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful, knowing and material breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

(a) Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:

(i) any breach of any representation or warranty made by Seller in this Agreement;

(ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii) any Excluded Taxes;

(iv) any Excluded Liability; or

(v) any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Seller's ownership or operation prior to the Effective Time of the business represented by the Branches and the Assets.

(b) Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:

(i) any breach of any representation or warranty made by Purchaser in this Agreement;

(ii) any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;

(iii) the Assumed Liabilities; or

(iv) any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser's ownership or operation from and after the Effective Time of the business represented by the Branches and the Assets.

(c) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly (and in any event within 30 days) notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); *provided*, *however*, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties)

include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party upon advice of counsel, representation of the indemnifying party and the indemnified party by the same counsel would be inappropriate due to conflicts of interests between them.

(d) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); *provided* that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(e) Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $100,000 (the "Deductible"), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; *provided, however*, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be ten percent (10%) of the Purchase Price (the "Cap"); *provided, further*, that the Deductible and the Cap shall not apply with respect to any breach of Section 5.1 by Seller or Section 6.1 by Purchaser, as applicable, that gives rise to the underlying right to indemnification set forth in Section 11.1(a)(i) or Section 11.1(b)(i), as applicable. In no event shall either party hereto be entitled to indemnification with respect to consequential or punitive damages or damages for lost profits.

(f) Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vii) ("Purchaser Taxes") and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vii) ("Seller Taxes"), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the "Controlling Party") shall be entitled to control the defense of such third party claim (such third party claim, a "Tax Claim"). In such case, the other party (Seller or Purchaser, as the case may be, the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(g) Except as otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.

(h) An indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11. In the event that an indemnified party shall fail to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts. Any indemnity payment due under this Article 11 shall be reduced by all insurance proceeds, or other amounts from third parties, delivered to the indemnified party with respect to the underlying claim or liability.

11.2 Exclusivity. After the Closing, except as expressly set forth in Sections 3.3, 3.4, 4.3(b), 4.5, 4.6, 4.8, 4.9, 7.6, 8.3 and Article 10, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any breach of representation, warranty, covenant or other agreement or for any other claim arising out of this Agreement or the transactions contemplated hereby; *provided* that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3 AS-IS Sale; Waiver of Warranties. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an "AS-IS-WHERE-IS" basis, and are being accepted without any representation or warranty. As part of Purchaser's agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE (EXCEPT THOSE CLAIMS WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT), INCLUDING CLAIMS REGARDING DEFECTS THAT WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR

LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

12.1 Survival.

(a) The parties' respective representations and warranties contained in this Agreement shall survive until the twelve (12) month anniversary of the Closing Date; *provided, however*, that (i) each of the representations and warranties of parties set forth in Sections 5.1 and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date, and (ii) the representations and warranties set forth in Sections 5.9 and 5.11 shall survive for three (3) years after the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof (such specified period, a "Survival Period"); *provided, however*, that the claims set forth in any claim for indemnity made by an indemnified party during the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.

(b) No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement and prior to the end of the applicable Survival Period.

12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby without the prior written consent of the other party.

12.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:

MVB Bank, Inc.
c/o MVB Financial Corp.
2400 Cranberry Square
Morgantown, WV 26508
Attention: Donald T. Robinson
E-mail: drobinson@mvbbanking.com

With a copy (which shall not constitute notice):

Squire Patton Boggs (US) LLP
201 E. Fourth Street
Suite 1900
Cincinnati, Ohio 45202
Attention: James Barresi
Fax: (513) 361-1201

If to Purchaser:

Summit Community Bank, Inc.
300 N. Main Street
Moorefield, WV 26836
Attention: Robert S. Tissue
Fax: (304) 530-6861

With a copy to (which shall not constitute notice):

Bowles Rice LLP
600 Quarrier Street
Charleston, WV 25301
Attention: Sandra M. Murphy
Fax: (304) 343-3058

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic, e-mail or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

12.6 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of West Virginia applicable to

agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws, except with respect to real estate matters, which shall be governed and interpreted in accordance with the laws of the State of West Virginia. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (except real estate matters) shall be brought exclusively in the United States District Court for the Northern District of West Virginia or any other West Virginia State court (such courts, the "West Virginia Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the West Virginia Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the West Virginia Courts, (iii) waives any objection that the West Virginia Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.7.

12.8 Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.9 Entire Agreement; Amendment.

(a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; *provided, however*, that the terms of any confidentiality agreement (including the terms relating to the confidentiality and use of confidential information and the terms relating to not soliciting or hiring employees) the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing, including, for the avoidance of doubt, with respect to information provided and/or accessed pursuant to Section 7.2(a).

(b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10 Third-Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.12 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

12.15 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction were not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

[*Signature page follows*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

MVB BANK, INC.

By: /s/ Donald T. Robinson
Name: Donald T. Robinson
Title: Chief Financial Officer

SUMMIT COMMUNITY BANK, INC.

By: /s/ Robert S. Tissue
Name: Robert S. Tissue
Title: Executive Vice President and
Chief Financial Officer